UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 21, 2015

THE BON-TON STORES, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	0-19517	23-2835229
(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2801 E. Market Street, York, Pennsylvania 17402

(Address of principal executive offices, zip code)

(717) 757-7660
Registrant’s telephone number, including area code

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 21, 2015, The Bon-Ton Stores, Inc. (the “Company”) issued a press release announcing the appointment of William Tracy as the Company’s new Chief Operating Officer, effective July 27, 2015.

Mr. Tracy, age 61, joins Bon-Ton from Hudson’s Bay Company where he most recently served as Executive Vice President - Supply Chain, Logistics & Omni Channel Fulfillment, and Global Sourcing since October 2013.  His previous position with Hudson’s Bay was Executive Vice President - Supply Chain, Omni Channel Fulfillment & Information Services from October 2011.  He has had previous experience as Chief Operating Officer at Fortunoff and Nine West Corporation and served in various senior leadership capacities at Lord & Taylor and Abraham & Straus Department Stores, which included Merchandise Planning, Facilities and Store Planning, Store Operations, Distribution and Logistics, Human Resources and Information Systems. Mr. Tracy has over 30 years of retail experience and has a Bachelor of Arts degree from Adelphi University.

The Company and Mr. Tracy entered into an offer letter dated July 6, 2015 (the “Offer Letter”) and effective as of July 27, 2015 (the “Effective Date”).  Mr. Tracy will assume his role with the Company on the Effective Date.  In connection with the Offer Letter, the Company has entered into a Restricted Stock Agreement, dated as of July 27, 2015 (the “Restricted Stock Agreement”).

The Offer Letter does not provide for a term of employment and provides for an initial base salary of $650,000 per year. The Offer Letter provides that Mr. Tracy will be paid a signing bonus of $230,000, net of all applicable taxes, with one-half paid at the first pay period after the Effective Date and on-half paid in April 2016, at such time as the Company typically pays bonuses under its bonus program. The Offer Letter provides that Mr. Tracy is eligible for a bonus under The Bon-Ton Stores, Inc. Amended and Restated Cash Bonus Plan under the following parameters: a target bonus of 75% of base salary, a threshold bonus of 37.5% of base salary, and a maximum bonus of 150% of base salary.

The Offer Letter provides that Mr. Tracy will receive a grant of 120,000 restricted shares of the Company’s common stock pursuant to the terms of the Restricted Stock Agreement and the Company’s 2009 Omnibus Incentive Plan (as amended or replaced from time to time, the “Incentive Plan”).  Such restricted shares shall vest if Mr. Tracy remains employed by the Company on July 27, 2018. If Mr. Tracy’s employment is terminated without cause prior to vesting, the restricted shares shall vest in annual increments over the remaining vesting period.

Beginning in 2016, Mr. Tracy will be eligible for additional equity-based compensation under the Incentive Plan as determined annually by the Company.

The Company has agreed to reimburse Mr. Tracy for commuting expenses up to $50,000 per year and to make a one-time reimbursement of up to $7,500 for accounting expenses relating to the transition.  Mr. Tracy will also be eligible to participate in the Company’s health plans and other plans and programs generally available to the Company’s employees and executives.

Mr. Tracy will also be entitled to participate in The Bon-Ton Stores, Inc. Executive Severance Pay Plan pursuant to which, if Mr. Tracy’s employment is terminated without cause or in the event he resigns for good reason, he will be entitled to a cash severance benefit equal to one times his annual base salary.  Under the Severance Plan, bonuses would be paid to Mr. Tracy on a pro-rata, fully vested basis if, and only if, the qualifying termination occurs during the second half of the fiscal year.  Upon a qualifying termination, Mr. Tracy would be eligible to receive a cash stipend equal to the amount he is required to pay under COBRA in order to maintain the medical and dental insurance coverage he is receiving at the date of his termination for the period during which he receives severance payments.  In order to receive these payments, Mr. Tracy must, among other things, execute and deliver to the Company a Confidentiality, Non-Competition and Non-Solicitation Agreement.

The description of the material terms of the Offer Letter and the Restricted Stock Agreement set forth herein is qualified in its entirety by the Offer Letter and the Restricted Stock Agreement, which are attached to this Current

Report on Form 8-K as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference. The full text of the press release is attached hereto as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(d)   Exhibits

10.1                        Offer Letter dated July 6, 2015 and effective as of July 27, 2015 by and between The Bon-Ton Stores, Inc. and William Tracy

10.2        Restricted Stock Agreement for William Tracy

99.1                        Press Release Issued July 21, 2015 announcing the Appointment of William Tracy as the Company’s Chief Operating Officer

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Bon-Ton Stores, Inc.

	By:	/s/ Keith E. Plowman
Keith E. Plowman
Executive Vice President - Chief Financial Officer

Dated: July 21, 2015